Contacts:
Brad W. Buss
EVP Finance & Administration and CFO
(408) 943-2754

Joseph L. McCarthy
Director, Corporate Communications
(408) 943-2902
For Immediate Release

Cypress Reports First-Quarter 2014 Results

SAN JOSE, Calif., April 17, 2014-Cypress Semiconductor Corp. (NASDAQ: CY) today announced its first-quarter 2014 results, which included the remarks below from its president and CEO, T.J. Rodgers. Highlights for the quarter included:

•	First-quarter revenue and earnings are at the high end of guidance

•	Non-GAAP operating income increased 116% year-on-year

•	Inventory decreased 11% sequentially

•	Free cash flow increased 60% sequentially

•	Book-to-bill was 1.08

Fellow shareholders:

Our revenue and earnings for the quarter are given below, compared with those of the prior quarter and prior year:

(In thousands, except per-share data)

	NON-GAAP			GAAP
	Q1 2014	Q4 2013	Q1 2013	Q1 2014	Q4 2013	Q1 2013
Revenue	$170,283	$167,776	$172,728	$170,283	$167,776	$172,728
Gross margin	50.3%	51.0%	50.7%	45.6%	45.6%	45.8%
Pretax margin	7.3%	9.4%	2.5%	-7.5%	-7.0%	-16.6%
Net income (loss)	$11,974	$14,992	$4,579	$(7,934)	$(13,577)	$(28,195)
Diluted EPS (loss per share)	$0.07	$0.09	$0.03	$(0.05)	$(0.09)	$(0.19)

Cypress’s first-quarter revenue increased 1.5% sequentially, outpacing normal seasonality and exceeding the upper range of our initial guidance with broad revenue increases. Our continued focus on operating expense management showed up in a comparison of the first quarter of 2013 ($173 million in revenue, $0.03 EPS) to the first quarter of 2014 ($170 million in revenue, $0.07 EPS).

We exited the first quarter with a book-to-bill ratio of 1.08 and expect solid sequential revenue growth in the second quarter. Our Q2 earnings will grow much faster than revenue, reflecting the inherent leverage created by our efficiency improvements.

The design win pipeline for our TrueTouch® touchscreen products was evident at both the Consumer Electronics Show in Las Vegas and the Mobile World Congress show in Barcelona, Spain last quarter; we saw multiple new products with Cypress touchscreen solutions, such as the YotaPhone 2 and the ZTE nubia Z5S, cited in this release, and the Huawei MediaPad X1. The Yota Devices and Huawei products use our latest Gen5 touchscreen product, the TMA568, which has begun to generate revenue just six months after we brought it to market.

BUSINESS REVIEW
+ Our non-GAAP consolidated gross margin for the first quarter was 50.3%, down 0.7 percentage points from the previous quarter, primarily due to product mix. Excluding our Emerging Technologies Division (ETD), our core semiconductor gross margin was 51.8%. ETD revenue is growing rapidly (see Net Sales Summary table) and will contribute significantly to revenue growth in 2014.

+ Net inventory at the end of the first quarter was $89.2 million, down 11% from the fourth quarter.

NET SALES SUMMARY
(In thousands, except percentages)
(Unaudited)

	THREE MONTHS ENDED
	Mar. 30,	Dec. 29,	Mar. 31,	Sequential	Year-over-
Business Unit	2014	2013	2013	Change	Year Change
PSD[1]	$69,347	$67,746	$65,505	2%	6%
MPD[1]	$81,323	$79,890	$82,229	2%	-1%
DCD[1]	$15,590	$16,482	$22,747	-5%	-31%
ETD[1,2]	$4,023	$3,658	$2,247	10%	79%
Total	$170,283	$167,776	$172,728	1%	-1%
Geographic
China and ROW	62%	64%	64%	-3%	-3%
Americas	15%	14%	17%	7%	-12%
Europe	14%	12%	11%	17%	27%
Japan	9%	10%	8%	-10%	13%
Total	100%	100%	100%	0%	0%
Channel
Distribution	68%	69%	74%	-1%	-8%
Direct	32%	31%	26%	3%	23%
Total	100%	100%	100%	0%	0%

1.	PSD, Programmable Systems Division; DCD, Data Communications Division; MPD, Memory Products Division: ETD, Emerging Technology Division.

2.
“Emerging Technology” includes businesses outside our core semiconductor businesses outlined in Footnote 1. Includes subsidiaries AgigA Tech Inc., Deca Technologies Inc., and our foundry business unit.

FIRST-QUARTER 2014 HIGHLIGHTS

+ Cypress broadly introduced a new family of CapSense® controllers that enables engineers of all levels to quickly implement sleek and robust capacitive buttons, sliders and proximity sensors without the need for coding or firmware development. The new CY8CMBR3x controllers provide industry-leading features, such as liquid tolerance, a high signal-to-noise ratio and proximity sensing, making them ideal replacements for mechanical buttons in industrial, medical, consumer and wearable electronics applications at a cost of $0.03 per button.

+ Cypress introduced a TrueTouch Gen4X capacitive touchscreen controller family that supports touchscreens with advanced features and larger screen sizes up to 8.3 inches. The Gen4X TMA448 controller delivers best-in-class gloved-finger tracking and noise immunity, enabling high-performance touchscreens for superphones, smartphones, tablets and e-readers in cost-sensitive markets such as China.

+ In a teardown of the Qualcomm Toq smartwatch, the electronics industry analysis firm TechInsights reported that a Cypress TrueTouch TMA140 controller drives the device’s fast and accurate touchscreen navigation. This wearables design win follows Cypress’s win in the Sony Smartwatch 2. Cypress touch controllers now can operate on just milliwatts of power, a necessity in the world of wearables.

+ ZTE selected Cypress’s TrueTouch Gen4 touchscreen controller for its new, top-of-the-line nubia Z5S and nubia Z5S Mini smartphones. Gen4 enables the family’s “easy-wake” functionality, which allows users to activate the phones from sleep mode with a convenient, customized gesture, such as tracing the letter “X.”
+ Yota Devices selected Cypress’s TrueTouch Gen5 touchscreen controllers to drive both of the displays in its next-generation YotaPhone. This premium Android phone uses the TMA568 controller for advanced multi-touch functionality in the standard display on the front of the phone and the TMA545 chip to control the “always-on” electronic paper display on the back of the phone.

+ Cypress continues to work with multiple touch-sensor suppliers to enable more accurate and responsive user interfaces for smartphones, tablets, wearables and other touchscreen applications. In Q1, Cypress announced that its TrueTouch touchscreen controllers can now drive the silver nanowire sensors from Carestream Advanced Materials and the SANTE® silver nanoparticle touch sensors from Cima NanoTech.

+ Cypress announced that it is offering its powerful, 32-bit ARM® Cortex™-M0-based PSoC® 4 programmable system-on-chip for just $1 and a new PSoC 4 prototyping board for only $4. The silicon and kit enable design engineers to upgrade their 8- and 16-bit designs to 32 bits for less than the cost of a pack of AA batteries.

+ Cypress introduced a USB 3.0 hub controller for the 5-Gbps SuperSpeed USB 3.0 standard. The EZ-USB® HX3 controller, which has been certified by the USB Implementers Forum (USB-IF), has been tested with hundreds of USB legacy devices to guarantee robust interoperability. HX3 has a unique feature called Shared Link™, which spits four of the hub’s USB 3.0 ports into four SuperSpeed ports and four standard USB 2.0 ports, enabling eight ports in total. It also provides charging support for all important standards and full configurability, addressing applications such as docking stations, monitors, Ultrabook™ computers, digital TVs, set-top boxes, printers and servers.

+ Cypress announced production availability of the industry’s first fourth-generation Quad Data Rate SRAM. Cypress’s QDR®-IV SRAM, the market’s highest-performance standard networking memory solution, offers a Random Transaction Rate (RTR) up to 2,132 million transactions per second (MT/s), which meets the demanding bandwidth requirements of 100-Gb to 400-Gb line cards in next-generation switches and routers. Cypress offers QDR-IV SRAMs in 72Mb and 144Mb densities.

+ Cypress subsidiary Deca Technologies, a provider of electronic interconnect solutions for the semiconductor industry, shipped its 100-millionth component. The company attributes its rapid growth to strong and sustained demand for wafer-level chip scale packages (WLCSP)-which are three to six times smaller than conventional chip packages. Deca manufactures WLCSPs using its unique, integrated Autoline production platform, which automates chip packaging to achieve faster time-to-market at a lower cost.

+ An employee relations services and software company, Achievers, named Cypress to its annual list of the 50 Most Engaged Workplaces™ in the U.S. The award recognizes companies that display leadership and innovation in engaging their employees.

+ Cypress announced that its Board of Directors approved a quarterly cash dividend of $0.11 per share, payable to holders of record of the company’s common stock as of the close of business on March 27, 2014. This dividend was paid on April 17, 2014.

FOLLOW CYPRESS ONLINE

•	Join the Cypress Developer Community.

•	Follow @CypressSemi on Twitter.

•	Visit us on LinkedIn.

•	View Cypress videos on our Video Library or YouTube.

ABOUT CYPRESS

Cypress delivers high-performance, mixed-signal, programmable solutions that provide customers with rapid time-to-market and exceptional system value. Cypress offerings include the flagship PSoC 1, PSoC 3, PSoC 4 and PSoC 5LP programmable system-on-chip families. Cypress is the world leader in capacitive user interface solutions including CapSense touch sensing, TrueTouch touchscreens, and trackpad solutions for notebook PCs and peripherals. Cypress is a world leader in USB controllers, which enhance connectivity and performance in a wide range of consumer and industrial products. Cypress is also the world leader in SRAM and nonvolatile RAM memories. Cypress serves numerous major markets, including consumer, mobile handsets, computation, data communications, automotive, industrial and military. Cypress trades on the NASDAQ Global Select Market under the ticker symbol CY. Visit Cypress online at www.cypress.com.

FORWARD-LOOKING STATEMENTS

Statements herein that are not historical facts and that refer to Cypress or its subsidiaries’ plans and expectations for Q2 2014 and the remainder of fiscal year 2014 and beyond are forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. We may use words such as “believe,” “expect,” “future,” “plan,” “intend” and similar expressions to identify such forward-looking statements that include, but are not limited to, statements related to the semiconductor market; the strength and growth of our proprietary and programmable products; our expectations regarding our revenue growth and earnings leverage; our expectation that our ETD division will significantly contribute to our 2014 revenue growth; our expectations regarding the demand for our products and how our products are expected to perform, as well as American Semiconductor’s transfer of a specialized wafer process to our manufacturing facility. Such statements reflect our current expectations, which are based on information and data available to our management as of the date of this release. Our actual results may differ materially due to a variety of uncertainties and risk factors, including, but not limited to, the state of and future of the global economy, business conditions and growth trends in the semiconductor market, whether our products perform as expected, whether the demand for our proprietary and programmable products is fully realized, our ability to manage our business to have strong earnings and significant revenue growth, reduce operating expenses, our ability to effectively implement third party wafer processes, the strength or softness of the markets we serve, our ability to maintain and improve our gross margins and realize our bookings, the seasonality of the markets we serve, the financial performance of our subsidiaries and Emerging Technology Division, and other risks described in our filings with the Securities and Exchange Commission. We assume no responsibility to update any such forward-looking statements.

Cypress, the Cypress logo, PSoC, TrueTouch, EZ-USB and CapSense are registered trademarks and Shared Link is a trademark of Cypress Semiconductor Corp. All other trademarks or registered trademarks are the property of their respective owners.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 30,	December 29,
	2014	2013
ASSETS
Cash, cash equivalents and short-term investments	$111,525	$104,462
Accounts receivable, net	118,215	81,084
Inventories, net (a)	89,193	100,612
Property, plant and equipment, net	253,234	258,585
Goodwill and other intangible assets, net	104,678	106,524
Other assets	103,498	114,569
Total assets	$780,343	$765,836
LIABILITIES AND EQUITY
Accounts payable	$49,940	$47,893
Deferred margin on sales to distributors	141,669	122,578
Income tax liabilities	24,051	29,865
Other liabilities	161,901	159,865
Long-term revolving credit facility	227,000	227,000
Total liabilities	604,561	587,201
Total Cypress stockholders' equity	180,591	183,109
Noncontrolling interest	(4,809)	(4,474)
Total equity	175,782	178,635
Total liabilities and equity	$780,343	$765,835
(a) Inventories include $6.1 million and $5.3 million of capitalized inventories related to stock-based compensation expense, as of March 30, 2014 and December 29, 2013, respectively.

CYPRESS SEMICONDUCTOR CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
ON A GAAP BASIS
(In thousands, except per-share data)
(Unaudited)

	Three Months Ended
	March 30,	December 29,	March 31,
	2014	2013	2013
Revenues	$170,283	$167,776	$172,728
Cost of revenues	92,561	91,328	93,682
Gross margin	77,722	76,448	79,046
Operating expenses:
Research and development	45,330	42,343	49,330
Selling, general and administrative	42,609	43,623	45,442
Amortization of acquisition-related intangibles	1,833	1,850	2,009
Restructuring charges	(1,014)	(469)	11,440
Total operating expenses, net	88,758	87,347	108,221
Operating loss	(11,036)	(10,899)	(29,175)
Interest and other income (loss), net	(1,750)	(805)	483
Loss before income taxes	(12,786)	(11,704)	(28,692)
Income tax provision (benefit)	(4,517)	2,210	146
Loss, net of taxes	(8,269)	(13,914)	(28,838)
Adjust for net loss attributable to noncontrolling interest	335	337	643
Net loss attributable to Cypress	$(7,934)	$(13,577)	$(28,195)
Net loss per share attributable to Cypress:
Basic	$(0.05)	$(0.09)	$(0.19)
Diluted	$(0.05)	$(0.09)	$(0.19)
Shares used in net loss per share calculation:
Basic	154,572	151,580	145,689
Diluted	154,572	151,580	145,689

CYPRESS SEMICONDUCTOR CORPORATION
RECONCILIATION OF GAAP FINANCIAL MEASURES TO NON-GAAP FINANCIAL MEASURES(a)
(In thousands, except per-share data)
(Unaudited

	Three Months Ended
	March 30,	December 29,	March 31,
	2014	2013	2013
GAAP gross margin	$77,722	$76,448	$79,046
Stock-based compensation expense	2,251	3,088	3,618
Acquisition-related expense	2,967	5,562	422
Changes in value of deferred compensation plan	218	136	122
Impairment of assets and other	2,564	269	4,307
Non-GAAP gross margin	$85,722	$85,503	$87,515

GAAP research and development expenses	$45,330	$42,343	$49,330
Stock-based compensation expense	(7,183)	(7,356)	(4,967)
Acquisition-related expense	—	—	(815)
Changes in value of deferred compensation plan	(424)	(282)	(207)
Impairment of assets and other	—	1,368	(1,394)
Non-GAAP research and development expenses	$37,723	$36,073	$41,947

GAAP selling, general and administrative expenses	$42,609	$43,623	$45,442
Stock-based compensation expense	(7,388)	(10,432)	(3,852)
Acquisition-related expense	(473)	(148)	(556)
Changes in value of deferred compensation plan	(964)	(607)	(1,861)
Impairment of assets and other	—	(244)	(177)
Non-GAAP selling, general and administrative expenses	$33,784	$32,192	$38,996

GAAP operating loss	($11,036)	($10,899)	($29,175)
Stock-based compensation expense	16,822	20,877	12,437
Acquisition-related expense	5,274	7,558	2,894
Changes in value of deferred compensation plan	1,606	1,026	3,098
Impairment of assets and other	2,564	(854)	5,878
Restructuring charges	(1,014)	(470)	11,440
Non-GAAP operating income	$14,216	$17,238	$6,572

GAAP net loss attributable to Cypress	($7,934)	($13,577)	($28,195)
Stock-based compensation expense	16,822	20,877	12,437
Acquisition-related expense	5,274	7,558	2,894
Changes in value of deferred compensation plan	747	(535)	674
Impairment of assets and other	2,564	(854)	5,525
Restructuring charges	(1,014)	(470)	11,440
Tax and tax-related items	(5,367)	1,065	(196)
Investment-related gains/losses	883	930	—
Non-GAAP net income attributable to Cypress	$11,975	$14,994	$4,579

GAAP net loss per share attributable to Cypress - diluted	($0.05)	($0.09)	($0.19)
Stock-based compensation expense	0.10	0.13	0.08
Acquisition-related expense	0.03	0.05	0.02
Changes in value of deferred compensation plan	—	—	0.01
Impairment of assets and other	0.02	(0.01)	0.04
Restructuring charges	(0.01)	—	0.07
Tax and tax-related items	(0.03)	0.01	—
Investment-related gains/losses	0.01	0.01	—
Non-GAAP share count adjustment	—	(0.01)	—
Non-GAAP net income per share attributable to Cypress - diluted	$0.07	$0.09	$0.03
(a) Refer to the accompanying "Notes to Non-GAAP Financial Measures" for a detailed discussion of management's use of non-GAAP financial measures.

CYPRESS SEMICONDUCTOR CORPORATION
SUPPLEMENTAL FINANCIAL DATA
(In thousands)
(Unaudited)

	Three Months Ended
	March 30,	December 29,	March 31,
	2014	2013	2013
Selected Cash Flow Data (Preliminary):
Net cash provided by operating activities	$25,198	$21,029	$8,265
Net cash provided by (used in) investing activities	$2,063	$309	($895)
Net cash provided used in financing activities	($9,619)	($2,276)	($13,354)
Other Supplemental Data (Preliminary):
Capital expenditures	$5,559	$8,750	$9,298
Depreciation	$9,485	$9,436	$10,355
Payment of dividend	$16,850	$16,578	$15,845
Dividend paid per share	$0.11	$0.11	$0.11
Dividend yield per share (a)	4.4%	4.3%	4.0%
(a) Dividend yield per share is calculated based on annualized dividend paid per share divided by the common stock share price at the end of the period.

CYPRESS SEMICONDUCTOR CORPORATION
CONSOLIDATED DILUTED EPS CALCULATION
(In thousands, except per-share data)
(Unaudited)

	Three Months Ended
	March 30,		December 29,		March 31,
	2014		2013		2013
	GAAP	Non-GAAP	GAAP	Non-GAAP	GAAP	Non-GAAP
Net income (loss) attributable to Cypress	($7,934)	$11,974	($13,577)	$14,992	($28,195)	$4,579
Weighted-average common shares outstanding (basic)	154,572	154,572	151,580	151,580	145,689	145,689
Effect of dilutive securities:
Stock options, unvested restricted stock and other	—	11,366	—	14,698	—	12,569
Weighted-average common shares outstanding for diluted computation	154,572	165,938	151,580	166,278	145,689	158,258
Net income (loss) per share attributable to Cypress - basic	($0.05)	$0.08	($0.09)	$0.10	($0.19)	$0.03
Net income (loss) per share attributable to Cypress - diluted	($0.05)	$0.07	($0.09)	$0.09	($0.19)	$0.03
	March 30,		December 29,		March 31,
	2014		2013		2013
Average stock price for the period ended	$10.13		$9.45		$10.50
Common stock outstanding at period end (in thousands)	156,971		153,214		146,866

Notes to Non-GAAP Financial Measures
To supplement its consolidated financial results presented in accordance with GAAP, Cypress uses non-GAAP financial measures which are adjusted from the most directly comparable GAAP financial measures to exclude certain items, as described in details below. Management believes that these non-GAAP financial measures reflect an additional and useful way of viewing aspects of Cypress’s operations that, when viewed in conjunction with Cypress’s GAAP results, provide a more comprehensive understanding of the various factors and trends affecting Cypress’s business and operations. Non-GAAP financial measures used by Cypress include:

•	Gross margin;

•	Research and development expenses;

•	Selling, general and administrative expenses;

•	Operating income (loss);

•	Net income (loss); and

•	Diluted net income (loss) per share.

Cypress uses each of these non-GAAP financial measures for internal managerial purposes, when providing its financial results and business outlook to the public, and to facilitate period-to-period comparisons. Management believes that these non-GAAP measures provide meaningful supplemental information regarding Cypress’s operational and financial performance of current and historical results. Management uses these non-GAAP measures for strategic and business decision making, internal budgeting, forecasting and resource allocation processes. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to Cypress’s historical operating results and comparisons to competitors’ operating results.
Cypress believes that providing these non-GAAP financial measures, in addition to the GAAP financial results, are useful to investors because they allow investors to see Cypress’s results “through the eyes” of management as these non-GAAP financial measures reflect Cypress’s internal measurement processes. Management believes that these non-GAAP financial measures enable investors to better assess changes in each key element of Cypress’s operating results across different reporting periods on a consistent basis. Thus, management believes that each of these non-GAAP financial measures provides investors with another method for assessing Cypress’s operating results in a manner that is focused on the performance of its ongoing operations.
There are limitations in using non-GAAP financial measures because they are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. In addition, non-GAAP financial measures may be limited in value because they exclude certain items that may have a material impact upon Cypress’s reported financial results. Management compensates for these limitations by providing investors with reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures. The presentation of non-GAAP financial information is not meant to be considered in isolation or as a substitute for the most directly comparable GAAP financial measures. The non-GAAP financial measures supplement, and should be viewed in conjunction with, GAAP financial measures. Investors should review the reconciliations of the non-GAAP financial measures to their most directly comparable GAAP financial measures as provided in the accompanying press release.

As presented in the “Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures” tables in the accompanying press release, each of the non-GAAP financial measures excludes one or more of the following items:

•	Stock-based compensation expense.

Stock-based compensation expense relates primarily to the equity awards such as stock options and restricted stock. Stock-based compensation is a non-cash expense that varies in amount from period to period and is dependent on market forces that are often beyond Cypress’s control. As a result, management excludes this item from Cypress’s internal operating forecasts and models. Management believes that non-GAAP measures adjusted for stock-based compensation provide investors with a basis to measure Cypress’s core performance against the performance of other companies without the variability created by stock-based compensation as a result of the variety of equity awards used by companies and the varying methodologies and subjective assumptions used in determining such non-cash expense.

•	Changes in value of Cypress’s key employee deferred compensation plan.

Cypress sponsors a voluntary deferred compensation plan which provides certain key employees with the option to defer the receipt of compensation in order to accumulate funds for retirement. The amounts are held in a trust and Cypress does not make contributions to the deferred compensation plan or guarantee returns on the investment. Changes in the value of the investments under the plan are excluded from the non-GAAP measures. Management believes that such non-cash item is not related to the ongoing core business and operating performance of Cypress, as the investment contributions are made by the employees themselves.

•	Restructuring charges.

Restructuring charges primarily relate to activities engaged by management to make changes related to its infrastructure in an effort to reduce costs. Restructuring charges and any related gains or losses on sale of restructured assets are excluded from non-GAAP financial measures because they are not considered core operating activities and such costs have not historically occurred in each year. Although Cypress has engaged in various restructuring activities in the past, each has been a discrete event based on a unique set of business objectives. As such, management believes that it is appropriate to exclude restructuring charges from Cypress’s non-GAAP financial measures as it enhances the ability of investors to compare Cypress’s period-over-period operating results from continuing operations.

•	Acquisition-related expense.

Acquisition-related expense primarily includes: (1) amortization of intangibles, which include acquired intangibles such as purchased technology, patents and trademarks, (2) costs such as advisory, legal, accounting and other professional or consulting fees related to acquisitions, (3) severance expense incurred in connection with acquisition-related headcount reduction efforts, and (4) earn-out compensation expense, which include compensation resulting from the achievement of milestones established in accordance with the terms of the acquisitions. In most cases, these acquisition-related charges are not factored into management’s evaluation of potential acquisitions or Cypress’s performance after completion of acquisitions, because they are not related to Cypress’s core operating performance. Adjustments of these items provide investors with a basis to compare Cypress against the performance of other companies without the variability caused by purchase accounting.

•	Impairment of assets.

Cypress wrote down the book value of certain assets to their estimated fair value as management determined these assets will be donated, sold or will have no future benefit. Cypress excludes these items because the expense is not reflective of its ongoing operating results. Excluding this data allows investors to better compare Cypress’s period-over-period performance without such expense.

•	Taxes, tax effects and foreign currency gain/loss.

Cypress adjusts for the income tax effect that resulted from the non-GAAP adjustments as described above. Additionally, Cypress also excludes the impact of items that are related to historical activities in nature and not reflective of the ongoing operating results of Cypress, which can include completion of examinations by our U.S. or foreign taxing authorities, lapse of statutes of limitations and the resolution of agreements with domestic and various foreign tax authorities. This also includes foreign currency gain or loss effects on the activities mentioned above.

•	Investment-related gains/losses.

Investment-related gains/losses primarily include: (1) impairment loss related to Cypress’s investment when it determines the decline in fair value is other-than-temporary in nature, and (2) gains/losses related to the sales of its debt and equity investments. These items are excluded from non-GAAP financial measures because they are not related to the core operating activities and operating performance of Cypress, and in most cases, such transactions have not historically occurred in every quarter. As such, management believes that it is appropriate to exclude investment-related gains/losses from Cypress’s non-GAAP financial measures, as it enhances the ability of investors to compare Cypress’s period-over-period operating results.